                                                                   EXHIBIT 8.1


   [Form of Opinion of Zellermayer, Pelossof & Co. as to Israeli Tax Matters]



[Date]

Given Imaging Ltd.
2 Ha'Carmel Street
Yoqneam 20692
Israel


Ladies and Gentlemen:

         We have acted as Israeli counsel to Given Imaging Ltd., an Israeli company (the "Company"), in connection with (i) the issuance by the Company
of [     ] ordinary shares, nominal value NIS 0.05, of the Company (the
"UNDERWRITTEN SHARES") and (ii) the sale of up to an additional [       ]
ordinary shares, nominal value NIS 0.05, of the Company (the "OPTION SHARES" and, together with the Underwritten Shares, the "SHARES") if the underwriters elect to exercise the over-allotment option granted to them by certain shareholders of the Company. We are herewith rendering our opinion concerning the principal Israeli income tax consequences regarding the issuance of the Underwritten Shares and the purchase of the Option Shares. In connection therewith, we reviewed copies of the Registration Statement relating to the
Shares (Reg. No. 333-[     ]) (the "Registration Statement"), as well as the
underwriting agreement, a form of which is filed as Exhibit 1.1 to the Registration Statement.

         Our opinion is based on the Income Tax Ordinance, as amended, and such other Israeli legislation mentioned in the Registration Statement under the caption "Israeli Tax Considerations", the regulations issued thereunder, and published administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the operative documents for the Shares described in the prospectus forming a part of the Registration Statement to which this opinion is filed as an exhibit will be performed in accordance with the terms described therein.

         As basis for the opinions hereafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents provided to us by the Company as we have deemed necessary as a basis for this opinion. In our examination we have assumed the legal capacity of all natural persons, the existence of and authorization by all non-natural persons (other than the Company), the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and that all documents examined by us are in full force and effect and have not be amended, supplemented or modified. As to relevant facts material to our opinion, we have relied, without any independent investigation or verification, upon written or oral statements of officers and other representatives of the Company, certificates of public officials and the financial statements of the Company.

         Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption "Israeli Tax Considerations and Government Programs."

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the reference to us under the caption "Israeli Tax Considerations" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                        Sincerely,



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